EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

HTG Molecular Diagnostics, Inc.

Tucson, Arizona

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2020, relating to the consolidated financial statements of HTG Molecular Diagnostics, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ BDO USA, LLP

Los Angeles, California

January 15, 2021